UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20- 4956638 (I.R.S. Employer Identification No.)

3400 Douglas Boulevard, Suite #285
Roseville, California 95661
(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dr. Dong Gang as Director

On June 3, 2014, the board of directors of Solar Power, Inc. (the “Company”) appointed Dr. Dong Gang as director to be effective immediately after the close of $11 million Convertible Bond and Ordinary Share Purchase Agreements with Robust Elite Limited. It is anticipated that the Convertible Bond and Ordinary Share Purchase Agreements with Robust Elite Limited will close in early July 2014. Dr. Dong was appointed in connection with an Amendment to Purchase Agreement dated June 3, 2014 with Robust Elite Limited. In consideration for entering into the amendment, the Company agreed to appoint Dr. Dong to its board of directors. The Company may ask Dr. Dong to resign in the event the Company appoints another director designated by a future strategic investor at which time Dr. Dong will act as a board observer.

Dr. Dong is the Head Strategist of Head & Shoulders Asset Management Limited. Head & Shoulders Asset Management Limited is controlled by Dr. Stanely Choi who also controls Robust Elite Limited.

In 2011, Dr. Dong obtained his Ph.D. from the Department of Management Sciences of City University of Hong Kong. While earning his Ph.D., he participated in many trading strategy development projects with various financial institutions. Currently, Dr. Dong is licensed with the Hong Kong Securities and Futures Commission for Type 1(dealing in securities dealing), Type 4 (advising on securities) and Type 9 (asset management) regulated activities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: July 4, 2014	/s/ Roger Yu
Roger Yu
Chief Financial Officer

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